Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2009 RESULTS

RUTLAND, VERMONT (December 3, 2008) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported financial results for the second quarter of its 2009 fiscal year.

Highlights of the quarter include:

•                  Free cash flow* for the quarter was up $8.2 million over the same period last year;

•                  Operating income for the quarter was up 1.3 percent over same period last year; and

•                  Solid waste operations continue to perform well through the economic slowdown, while the recycling group faces pressures from volatile commodity pricing.

“Since the northeastern U.S. economy first began to slow in July 2006, we have taken steps to better position our business to perform well in this uncertain economic environment,” John W. Casella, chairman and CEO of Casella Waste Systems, said.  “We continue to execute well against factors that we can control by combining our successful cost reduction initiatives from the past 18 months with operating programs that enhance productivity and asset utilization.”

“These efforts are currently offsetting economic pressures in our solid waste group, with performance in the quarter driven by increases in landfill volumes, improved operating performance of the hauling operations, and roll over impacts from the successful divestiture program of under-performing assets,” Casella said.

“While it is difficult to fully assess the potential economic impacts from the financial market turmoil, the recession-resistant qualities of our integrated solid waste group will help our business maintain stability,” Casella said.

 “The global slowdown is negatively impacting recycling commodity pricing,” Casella said.  “However, our commodity risk mitigation programs are dampening pricing exposure through the use of hedging agreements, floor price contracts, and long-term supply contracts with customers.”

Second Quarter Financial Results

For the quarter ended October 31, 2008, the company reported revenues of $157.5 million, up $7.0 million, or 4.7 percent over the same quarter last year. The company’s net income available to common shareholders was $2.1 million or $0.08 per common share compared with net income of $2.8 million or $0.11 per common share in the same quarter last year.

Operating income for the quarter was $16.0 million, up $0.2 million or 1.3 percent over the same quarter last year.  Net cash provided by operating activities in the quarter was $19.4 million, compared to $15.1 million in the same quarter last year. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA*) were $35.5 million, down $0.5 million or 1.4 percent over the same quarter last year. The company’s free cash flow for the quarter was $6.2 million, up $8.2 million over the same period last year.

In early August 2008, the company ceased accepting waste at the Colebrook, NH landfill closure project, creating a negative $1.1 million EBITDA variance for the second quarter of fiscal year 2009 over the same period last year.  Excluding the negative year-over-year impact of closing Colebrook, EBITDA for the quarter was up $0.6 million or 1.7 percent over the same quarter last year.

Six Months Financial Results

For the six months ended October 31, 2008, the company reported revenues of $315.4 million, up 5.5 percent over the same period last year. The company’s net income per common share for the six month period was $0.17, compared to a net income per common share of $0.18 in the same period last year.

Operating income for the six month period was $31.6 million, up $1.9 million or 6.4 percent over the same period last year. Net cash provided by operating activities for the six month period was $39.2 million, up $3.9 million compared to the same period last year. EBITDA was $70.5 million for the six month period, up $0.8 million or 1.1% from the same period last year. The company’s free cash flow for six months period was $4.4 million, up $5.5 million over the same period last year.

Fiscal 2009 Outlook

The company said that its solid waste group continues to maintain a stable level of performance, while the recycling group faces pressures from softer commodity pricing.  As expected in late October, commodity pricing continued to weaken during November and the company forecasts average commodity pricing to be down approximately 55 percent from our first quarter of fiscal year 2009 through the remainder of our fiscal year.  The updated fiscal year 2009 guidance reflects continued weakness in commodity pricing and softening of economic conditions through the remainder of the fiscal year.

The company has updated its guidance for fiscal year 2009 to the following ranges:

•                  Revenues between $580.0 million and $600.0 million;

•                  Free cash flow remaining constant at the original range of $8.0 million to $14.0 million;

•                  EBITDA between $120.0 million and $124.0 million; and

•                  Capital expenditures between $65.0 million and $69.0 million.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of companies in the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts, and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. Free cash flow and EBITDA are not intended to replace “Net Cash Provided by Operating Activities,” which is the most comparable GAAP financial measure.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as capital expenditures, payments on landfill operating lease contracts, or working capital, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or visit the Company’s website at http://www.casella.com.

The Company will host a conference call to discuss these results on Thursday, December 4, 2008 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (877) 675-4751 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the company’s website, or by calling 719-457-0820 or 888-203-1112 (conference code #4859748), until 11:59 p.m. ET on Thursday, December 11, 2008.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to reduce costs or increase revenues sufficiently to achieve estimated EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control, continuing weakness in general economic conditions and in the commodities markets and poor weather conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2008. We do not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Six Months Ended
	October 31,	October 31,	October 31,	October 31,
	2007	2008	2007	2008

Revenues	$150,483	$157,538	$299,009	$315,442

Operating expenses:
Cost of operations	95,621	103,728	192,525	208,170
General and administration	18,898	18,299	36,766	36,739
Depreciation and amortization	20,136	19,505	40,044	38,975
	134,655	141,532	269,335	283,884

Operating income	15,828	16,006	29,674	31,558

Other expense/(income), net:
Interest expense, net (1)	10,785	10,253	21,399	20,227
Loss from equity method investments	1,487	1,045	3,638	2,173
Other (income) expense	35	(64)	(2,360)	(152)
	12,307	11,234	22,677	22,248

Income from continuing operations before income taxes and discontinued operations	3,521	4,772	6,997	9,310
Provision (benefit) for income taxes	(416)	2,706	714	5,023

Income from continuing operations before discontinued operations	3,937	2,066	6,283	4,287

Discontinued Operations:
Loss from discontinued operations, net of income taxes (2) (3) (4)	(670)	—	(1,274)	(11)
Loss on disposal of discontinued operations, net of income taxes (2) (4)	(437)	—	(437)	(34)

Net income available to common stockholders	$2,830	$2,066	$4,572	$4,242

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,652	25,745	25,592	25,720

Net income per common share	$0.11	$0.08	$0.18	$0.17

EBITDA (6)	$35,964	$35,511	$69,718	$70,533

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30,	October 31,
	2008	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,814	$3,110
Restricted cash	95	96
Accounts receivable - trade, net of allowance for doubtful accounts	62,233	66,222
Other current assets	30,343	32,206
Total current assets	95,485	101,634

Property, plant and equipment, net of accumulated depreciation	488,028	501,263
Goodwill	179,716	179,930
Intangible assets, net	2,608	2,680
Restricted cash	13,563	13,602
Investments in unconsolidated entities	44,617	41,832
Other non-current assets	12,070	15,515

Total assets	$836,087	$856,456

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$2,758	$2,002
Accounts payable	51,731	47,340
Other accrued liabilities	58,335	47,512
Total current liabilities	112,824	96,854

Long-term debt, less current maturities	559,227	562,280
Financing lease obligations	—	11,674
Other long-term liabilities	39,354	48,406

Stockholders’ equity	124,682	137,242

Total liabilities and stockholders’ equity	$836,087	$856,456

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Six Months Ended
	October 31,	October 31,
	2007	2008
Cash Flows from Operating Activities:
Net income	$4,572	$4,242
Loss from discontinued operations, net	1,274	11
Loss on disposal of discontinued operations, net	437	34
Adjustments to reconcile net income to net cash provided by operating activities - Gain on sale of equipment	(418)	(577)
Depreciation and amortization	40,045	38,975
Depletion of landfill operating lease obligations	3,348	3,520
Income from assets under contractual obligation	(1,367)	(114)
Preferred stock dividend	1,038	—
Amortization of premium on senior notes	(307)	(331)
Maine Energy settlement	(2,142)	—
Loss from equity method investments	3,638	2,173
Stock-based compensation	505	954
Excess tax benefit on the exercise of stock options	(16)	(157)
Deferred income taxes	691	4,647
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(15,988)	(14,160)
	29,027	34,930
Net Cash Provided by Operating Activities	35,310	39,217
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(93)	(458)
Additions to property, plant and equipment - growth	(7,965)	(8,232)
- maintenance	(35,025)	(29,964)
Payments on landfill operating lease contracts	(2,413)	(1,825)
Proceeds from divestitures	—	670
Other	2,554	(1,501)
Net Cash Used In Investing Activities	(42,942)	(41,310)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	221,605	60,000
Principal payments on long-term debt	(149,468)	(59,104)
Redemption of Series A redeemable, convertible preferred stock	(75,056)	—
Proceeds from exercise of stock options	286	1,289
Excess tax benefit on the exercise of stock options	16	157
Net Cash Provided by (Used in) Financing Activities	(2,617)	2,342
Cash Provided by Discontinued Operations	51	47
Net increase (decrease) in cash and cash equivalents	(10,198)	296
Cash and cash equivalents, beginning of period	12,366	2,814
Cash and cash equivalents, end of period	$2,168	$3,110

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(In thousands)

Note 1:      The Company’s Series A redeemable, convertible preferred stock (“Series A preferred”) contained a mandatory redemption provision effective August 11, 2007.  As the Company did not anticipate that the Series A preferred would be converted to Class A Common Stock by the redemption date, the Company reflected the redemption value of the Series A preferred as a current liability.  Consistent with this presentation, the Company recorded the Series A preferred dividend as interest expense in the three and six months ended October 31, 2007.  The Series A preferred was redeemed effective August 11, 2007 at an aggregate redemption price of $75,057.

Note 2:     The Company divested its Buffalo, N.Y. transfer station, hauling operation and related equipment during the quarter ended October 31, 2007.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of these operations have been reclassified from continuing to discontinued operations for the three and six months ended October 31, 2007.  For the three and six months ended October 31, 2007, the Company recorded a loss from discontinued operations (net of tax) of ($273) and ($810), respectively.  For the three and six months ended October 31, 2007, the Company recorded a loss on disposal of discontinued operations (net of tax) of ($437).

Note 3:     The Company terminated its operation of MTS Environmental, a soils processing operation in the quarter ended April 30, 2008.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of this operation have been reclassified from continuing to discontinued operations for the three and six months ended October 31, 2007.  For the three and six months ended October 31, 2007, the Company recorded a loss from discontinued operations (net of tax) of ($478) and ($650), respectively.

Note 4:     The Company divested its FCR Greenville operation in the quarter ended July 31, 2008.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of this operation have been reclassified from continuing to discontinued operations for the three and six months ended October 31, 2007.  For the three and six months ended October 31, 2007 and 2008, the Company recorded a gain /(loss) from discontinued operations (net of tax) of $81, $0, $186 and ($11), respectively.  For the six months ended October 31, 2008, the Company recorded a loss on disposal of discontinued operations (net of tax) of ($34).

Note 5:    Return on Net Assets, (RONA), is defined as twelve months of operating income (excluding all unusual or non-recurring items) divided by the average for the five quarter-ends, commencing on the day preceding such twelve-month period, of the sum of working capital (net of cash) plus the net book value of property, plant and equipment plus goodwill and net intangible assets.

Note 6:     Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization, (EBITDA) and free cash flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. EBITDA and free cash flow are not intended to replace “Net cash provided by operating activities”, which is the most comparable GAAP financial measure. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital, payments on landfill operating lease contracts or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of EBITDA to Net Cash Provided by Operating Activities:

	Three Months Ended		Six Months Ended
	October 31,	October 31,	October 31,	October 31,
	2007	2008	2007	2008

Net Cash Provided by Operating Activities	$15,078	$19,430	$35,310	$39,217

Changes in assets and liabilities, net of effects of acquisitions and divestitures	11,232	7,149	15,988	14,160
Deferred income taxes	165	(2,212)	(691)	(4,647)
Stock-based compensation	(289)	(565)	(505)	(954)
Excess tax benefit on the exercise of stock options	16	126	16	157
Provision (benefit) for income taxes	(416)	2,706	714	5,023
Interest expense, net	10,785	10,253	21,399	20,227
Preferred stock dividend	(113)	—	(1,038)	—
Amortization of premium on senior notes	156	167	307	331
Depletion of landfill operating lease obligations	(1,491)	(1,797)	(3,348)	(3,520)
Income from assets under contractual obligation	629	25	1,367	114
Gain on sale of equipment	177	293	418	577
Other (income) expense, net	35	(64)	(219)	(152)
EBITDA	$35,964	$35,511	$69,718	$70,533

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

		Three Months Ended		Six Months Ended
		October 31,	October 31,	October 31,	October 31,
		2007	2008	2007	2008

EBITDA		$35,964	$35,511	$69,718	$70,533
Add (deduct):	Cash interest	(14,471)	(14,618)	(19,154)	(20,463)
	Capital expenditures	(20,642)	(15,767)	(42,990)	(38,196)
	Cash taxes	(1,459)	(13)	(1,770)	(258)
	Depletion of landfill operating lease obligations	1,491	1,797	3,348	3,520
	Change in working capital, adjusted for non-cash items	(2,886)	(743)	(10,303)	(10,778)

FREE CASH FLOW		(2,003)	6,167	(1,151)	4,358

Add (deduct):	Capital expenditures	20,642	15,767	42,990	38,196
	Other	(3,561)	(2,504)	(6,529)	(3,337)
Net Cash Provided by Operating Activities		$15,078	$19,430	$35,310	$39,217

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenues attributable to services provided are as follows:

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2008	2007	2008
Collection	$69,178	$70,094	$138,331	$141,422
Landfill / disposal facilities	28,966	30,866	58,169	59,909
Transfer	7,691	8,717	15,038	17,920
Recycling	44,648	47,861	87,471	96,191
Total revenues	$150,483	$157,538	$299,009	$315,442

Components of revenue growth for the three months ended October 31, 2008 compared to the three months ended October 31, 2007:

		Percentage
Solid Waste Operations (1)	Price	3.4%
	Volume	-2.2%
	Commodity price and volume	0.2%
Total growth - Solid Waste Operations		1.4%

FCR Operations (1)	Price	13.0%
	Volume	1.2%
Total growth - FCR Operations		14.2%

Rollover effect of acquisitions (2)		0.7%

Total revenue growth (2)		4.7%

(1) - Calculated as a percentage of segment revenues.

(2) - Calculated as a percentage of total revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended October 31,		Six Months Ended October 31,
	2007 (1)	2008	2007 (1)	2008
North Eastern region	61.6%	66.6%	59.0%	65.4%
South Eastern region	33.6%	34.2%	29.9%	34.4%
Central region	82.8%	79.5%	79.0%	77.7%
Western region	60.0%	66.3%	60.5%	65.6%
Solid Waste internalization	62.8%	65.1%	60.5%	63.9%

(1)  Internalization rates for the three and six months ended October 31, 2007 have been revised to exclude the activity associated with MTS Environmental.  The Company terminated operations at MTS Environmental during the quarter ended April 30, 2008. The South Eastern region prior year amounts have also been revised.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

US GreenFiber Financial Statistics (as reported):

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2008	2007	2008
Revenues	$41,995	$35,496	$75,494	$65,729
Net loss	(1,816)	(2,090)	(5,409)	(4,347)
Cash flow from operations	3,580	(1,472)	3,580	(4,150)
Net working capital changes	2,481	(2,345)	3,231	(5,698)
EBITDA	$1,099	$873	$349	$1,548

As a percentage of revenue:

Net loss	-4.3%	-5.9%	-7.2%	-6.6%
EBITDA	2.6%	2.5%	0.5%	2.4%

Components of Growth versus Maintenance Capital Expenditures (1):

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2008	2007	2008
Growth Capital Expenditures:
Landfill Development	$—	$2,823	$5,123	$6,642
MRF Equipment Upgrades	194	—	329	455
Other	1,141	685	2,513	1,135
Total Growth Capital Expenditures	1,335	3,508	7,965	8,232

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	3,484	3,750	8,151	9,057
Landfill Construction & Equipment	11,366	6,753	20,722	18,206
Facilities	3,940	900	5,253	1,654
Other	517	856	899	1,047
Total Maintenance Capital Expenditures	19,307	12,259	35,025	29,964

Total Capital Expenditures	$20,642	$15,767	$42,990	$38,196

(1) The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities.  Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities.  Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities.  Growth capital expenditures also include those outlays associated with acquiring landfill operating leases, which do not meet the operating lease payment definition, but which were included as a commitment in the successful bid.  Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.